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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  _____________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported): February 15, 2005
                                                       -----------------


                                 Maritrans Inc.
                  ---------------------------------------------
                 (Exact Name of Registrant Specified in Charter)


      Delaware                      1-9063                   51-0343903
   ---------------              ----------------         ------------------
   (State or Other              (Commission File          (I.R.S. Employer
   Jurisdiction of                  Number)              Identification No.)
   Incorporation)

               Two Harbour Place
            302 Knights Run Avenue
                Tampa, Florida                                 33602
    --------------------------------------                ---------------
   (Address of Principal Executive Offices)                  (Zip Code)


       Registrant's telephone number, including area code: (813) 209-0600
                                                           --------------


                                 Not Applicable
           -----------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 15, 2005, Stephen A. Van Dyck, Executive Chairman of the Board of Directors, announced his retirement and entered into a Confidential Transition and Retirement Agreement and General Release (the "Agreement") with Maritrans Inc. (the "Company"). As of the date of the Agreement, Mr. Van Dyck retired and resigned from all offices, directorships and offices with the Company, including Executive Chairman. He will serve as a consultant to the Company until December 31, 2007. See the disclosure in Item 5.02 of this report.

The Company paid Mr. Van Dyck a lump sum severance payment of $150,000 on the date of the Agreement. Mr. Van Dyck will receive monthly retirement payments of $25,000 each month beginning in September 2005 and ending in June 2006, at which time he will commence benefits under the Company's Retirement Plan and receive the contribution to his retirement trust described below. From the date of the Agreement until June 30, 2006, Mr. Van Dyck will make himself available for consultation to the Chairman of the Board of Directors of the Company (which shall not include any Board duties) and shall be paid $19,000 per month for such services. From July 1, 2006 to December 31, 2007, Mr. Van Dyck's consulting duties will be limited to serving as the Company's nominee in matters related to the Company's membership in certain insurance and industry organizations and shall receive no compensation, other than the reimbursement of expenses, for such services.

Within 30 days of the date of the Agreement, the Company will transfer ownership in a life insurance policy on the life of Mr. Van Dyck in the amount of $2.0 million to Mr. Van Dyck who will assume all premium obligations. Within 30 days of June 30, 2006, the Company will contribute $1.71 million (less the aggregate amount contributed by the Company as of the date of such contribution) to a retirement trust maintained by the Company for Mr. Van Dyck's benefit in satisfaction of the terms of his previous Employment Agreement.

The Agreement provides that Mr. Van Dyck's existing restricted share award will continue to vest during the term of the Agreement. Mr. Van Dyck shall also be entitled to an award under the Company's Cash Long Term Incentive Plan of up to $153,000 for each year in the 2003-2005 performance period (or up to $459,000 in the aggregate), but the actual award will be determined by the Compensation Committee of the Board of Directors and paid at the same time that payments are made to other executives generally.

As a condition to receiving the benefits under the Agreement, Mr. Van Dyck has, among other things, released us from any and all past, present and future alleged claims, agreed to keep all information relating to our business confidential and agreed not to compete with us for a period of two years following the date of the Agreement.

The Agreement was approved by the Compensation Committee of the Company's Board of Directors on February 11, 2005. The Company will take a $2.4 million charge to recognize the acceleration of Mr. Van Dyck's enhanced retirement and consulting agreements during the first quarter of 2005. A copy of the Agreement is filed as Exhibit 10.1 to this report and is hereby incorporated by reference herein.

ITEM 1.02   TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Pursuant to the terms of the Confidential Transition and Retirement Agreement and General Release by and between Mr. Van Dyck and the Company, Mr. Van Dyck's Employment Agreement, dated April 1, 2003, with the Company was terminated. See the disclosure in Items 1.01 and 5.02 of this report.

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ITEM 5.02   DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
            APPOINTMENT OF PRINCIPAL OFFICERS.

On February 15, 2005, Stephen A. Van Dyck resigned as the Executive Chairman of Maritrans Inc. See the disclosure in Items 1.01 and 1.02 of this report. The Board of Directors named Mr. William A. Smith to replace Mr. Van Dyck as Chairman and will be the Non-Executive Chairman. Mr. Smith has served as a Director since 2003.


ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

            (c)     Exhibits.

            10.1 Confidential Transition and Retirement Agreement and General Release, dated February 15, 2005, by and between Maritrans Inc. and Stephen A. Van Dyck.



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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MARITRANS INC.


                                             By: /s/ Walter T. Bromfield
                                                -------------------------------
                                                 Name:  Walter T. Bromfield
                                                 Title: Chief Financial Officer



Dated: February 15, 2005